Exhibit 10.54

[COMPANY LETTERHEAD]
August 12, 2014

Henrik Gerdes
[address]

Dear Henrik,

On behalf of Rocket Fuel, Inc. (“Rocket Fuel”), I am pleased to offer you full-time employment with Rocket Fuel on the terms and conditions contained in this letter (the “Offer Letter”). Your title will be Corporate Controller, Redwood City, CA and you will report to Bela Pandya, VP, Finance.

Your annual salary will be $200,000.00, and will be paid in accordance with Rocket Fuel’s normal payroll procedures In addition, you will be eligible for a management by objectives (MBO) bonus of 20% of your base salary, paid quarterly, based upon the goals set between you and your manager. This bonus is not part of your base compensation and Rocket Fuel reserves the right to adjust the amount at any time. You will also be eligible to participate in Rocket Fuel’s complete package of employee benefits that are generally made available to all of Rocket Fuel’s full-time employees. Details about these benefit plans will be made available for your review. You should note that Rocket Fuel may modify or terminate benefits from time to time as it deems necessary or appropriate.

Also, we will offer a sign-on of $7,500.00 to be paid in your first paycheck. If you voluntarily terminate employment with Rocket Fuel within six months following your start date, you will be required to repay Rocket Fuel in full (100%) for the relocation and sign-on funds paid to you.

We will also offer a retention bonus of $12,500.00 to be paid after one year from your start date. If you voluntarily terminate employment with Rocket Fuel within six months following the receipt of the retention bonus, you will be required to repay Rocket Fuel in full (100%) for the retention bonus paid to you. The sign-on and retention bonuses do not impact, in any way, your status as an at-will employee.

Additionally, following your start date, it will be recommended to the Board of Directors of Rocket Fuel (the “Board”) or the Compensation Committee of our Board (the “Committee”) that you be granted an award of 10,000 restricted stock units (“RSUs”). An award of RSUs gives you the right to receive shares of Rocket Fuel common stock upon vesting. Your award of RSUs will be subject to the terms and conditions of the Rocket Fuel equity plan under which it is granted, as well as the terms and conditions, including vesting schedule, of an RSU award agreement that will be provided to you as soon as practicable after the grant of the award.

As a Rocket Fuel employee, you will be expected to abide by Rocket Fuel rules and regulations and sign and comply with Rocket Fuel’s Proprietary Information and Inventions Agreement that, among other things, prohibits the unauthorized use or disclosure of Rocket Fuel proprietary information. We also ask that, if you have not already done so, you disclose to Rocket Fuel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Rocket Fuel or limit the manner in which you may be employed. It is Rocket Fuel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

In addition, you agree that, during the term of your employment with Rocket Fuel, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which Rocket Fuel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Rocket Fuel. Similarly, you agree not to bring any third-party confidential information to Rocket Fuel, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for us.

By signing below, you agree that your employment with Rocket Fuel is an employment “at will.” Employment “at will” means either party may terminate the relationship at any time for any reason whatsoever, with or without cause or advance notice. Rocket Fuel reserves the right to revoke this offer should it not receive a satisfactory reference check and background screen for you.

This Offer Letter will be governed by the laws of the State of California, without reference to rules relating to conflicts of law. In the event of any dispute or claim relating to or arising out of our employment relationship, you and Rocket Fuel agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and Rocket Fuel shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) Rocket Fuel shall pay those arbitration fees required by law.

This Offer Letter, together with the Proprietary Information and Inventions Agreement, is the entire agreement between you and Rocket Fuel with respect to your employment and supersedes any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this Offer Letter and return one copy to Rocket Fuel by August 18, 2014 if you wish to accept employment under the terms described above. If you accept our offer, the first day of your employment will begin on September 22, 2014. This offer of employment will terminate if it is not accepted, signed and returned to me by August 18, 2014.

We welcome you to the Rocket Fuel team and look forward to your contribution to Rocket Fuel’s success. If you have any questions regarding this letter, feel free to contact me at any time.

Sincerely,
/s/ Derek Sidebottom    8/24/2014
Derek Sidebottom
Vice President, Human Resources

AGREED TO AND ACCEPTED:

/s/ Henrik Gerdes	8/19/2014
Signature	Date

Henrik Gerdes
Printed Name